FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports First Quarter 2026 Results
Reaffirms Full Year 2026 Revenue Guidance of $730 million to $760 million and Adjusted EBITDA of $90 million to $94 million
TAMPA, Fla. – May 5, 2026 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”), a building systems solutions firm that partners with building owners and operators who have mission-critical mechanical, electrical, plumbing, and controls, or MEPC, systems today announced its financial results for the quarter ended March 31, 2026.
First Quarter 2026 Highlights Compared to First Quarter 2025
•Total revenue increased 4.3% to $138.9 million from $133.1 million
•Owner Direct Relationships (“ODR”) revenue increased 10.4%, or $9.4 million, to $99.8 million, or 71.9% of total revenue
•Total sales booked during the quarter were $209.1 million, generating a book-to-bill ratio of 1.5x
•Net income of $4.4 million, or $0.36 per diluted share, compared to $10.2 million, or $0.85 per diluted share
•Adjusted net income of $7.8 million, or $0.64 per adjusted diluted earnings per share, compared to adjusted net income of $13.5 million, or $1.12 per adjusted diluted earnings per share
•Adjusted EBITDA of $8.7 million, compared to $14.9 million
•Total gross profit of $31.2 million, compared to $36.7 million
•Net cash used in operating activities of $7.8 million compared to net cash provided by operating activities of $2.2 million
Management Comments
“We delivered solid first quarter results in line with our expectations and generated an exceptionally strong level of bookings that we view as the clearest indicator of strengthening demand across our end markets. This momentum positions Limbach for accelerating organic revenue growth as orders convert to sales,” said Mike McCann, President and Chief Executive Officer of Limbach. “The Company’s $209.1 million of bookings and 1.5x book to bill ratio reflect meaningful demand strength across mission critical end markets and provide strong visibility into future revenue conversion. Over the past two quarters, we generated more than $434 million of bookings, reinforcing our confidence in our revenue guidance for 2026. We also see strong momentum in the data center vertical, which represented approximately 27% of bookings in the quarter. Limbach has longstanding relationships with mission-critical and hyperscale customers, and we are building on that foundation as demand in this market continues to accelerate, driving increased participation and meaningful contributions to our overall growth.
“Margins were impacted this quarter by lower fixed cost absorption, the absence of higher net project write-ups that benefited the prior-year period, and near-term mix impact from Pioneer Power, which carries a lower margin profile today. However, we have already implemented targeted pricing, operational, integration, and sales initiatives that we expect will drive margin improvement as we progress through 2026.
“With a strong balance sheet, a durable business model, and continued investment in our national sales organization and mission critical end markets, we believe we are well positioned to execute our growth strategy. Our strategic priorities for the year are focused on driving ODR organic revenue growth, expanding margins through higher-value customer solutions, and disciplined capital allocation as we scale the business through acquisitions. We believe this positions Limbach to become a leading building solutions partner for owners of mission critical facilities and to deliver attractive long-term value for our stockholders.”
The following are results for the three months ending March 31, 2026, compared to the three months ending March 31, 2025:
•Total revenue increased 4.3%, or $5.8 million, to $138.9 million from $133.1 million. The increase in revenue was primarily attributable to Pioneer Power, which was acquired in July 2025, and contributed a full quarter of revenue in the current period with no comparable contribution in the prior-year period. Of the total increase in revenue, acquisition-related revenue represented

17.7%, or $23.5 million, which was partially offset by a decrease in organic revenue of 13.4%, or $17.8 million. The decline in organic revenue reflects the impact of lower bookings in the middle of 2025 and normal seasonal patterns among industrial customers. More recent booking activity has strengthened significantly, which the Company expects will drive revenue growth as the year progresses.
◦ODR segment revenue increased 10.4%, or $9.4 million, to $99.8 million. Acquisition-related revenue increased 15.8%, or $14.3 million, partially offset by a 5.4%, or $4.9 million decrease in organic revenue.
◦General Contractor Relationships (“GCR”) segment revenue decreased 8.6%, or $3.7 million, to $39.0 million. Organic revenue decreased 30.2%, or $12.9 million, partially offset by a 21.6%, or $9.2 million increase in acquisition-related revenue.
•Total gross profit decreased 15.1% to $31.2 million compared to $36.7 million. Total gross margin of 22.4% decreased from 27.6%.
◦ODR gross profit decreased 12.1%, or $3.2 million, to $23.0 million from $26.2 million, while gross margin decreased to 23.0% from 28.9%. The decrease in gross margin was primarily driven by lower fixed cost absorption due to seasonal revenue levels and higher fixed costs, the absence of higher net project write-ups that benefited the prior-year period and the current lower margin profile of Pioneer Power. As the Company advances its integration strategy of Pioneer Power, management expects gross margins to improve as 2026 progresses. Operational and pricing improvement initiatives are underway to enhance profitability at Pioneer Power with the goal of bringing gross margins in line with the Company average over the next two to three years.
◦GCR gross profit decreased 22.5%, or $2.4 million, to $8.2 million from $10.6 million, while gross margin decreased to 21.0% from 24.7%. The decrease in gross margin was primarily due to lower margin work associated with Pioneer Power and the absence of higher total net project write ups that benefited the prior-year period.
•Selling, general and administrative (“SG&A”) expense increased by approximately $1.6 million to $28.1 million, compared to $26.5 million in the prior year period. The increase was primarily driven by a $1.6 million increase in payroll-related expenses and incremental SG&A expense of $0.6 million associated with Pioneer Power. SG&A expense as a percentage of revenue increased to 20.2% for the three months ended March 31, 2026, compared to 19.9% for the three months ended March 31, 2025.
•Interest expense was $0.7 million, an increase of $0.2 million, compared to $0.5 million in the prior year period. The increase in interest expense was driven by increased borrowings under the Company’s revolving credit facility, as well as higher financing costs associated with a larger vehicle fleet.
•Interest income was less than $0.1 million compared to $0.4 million in the prior year period. This decrease was related to reduced cash and cash equivalent balances and lower yields on investments.
•Net income decreased 57.1% to $4.4 million from $10.2 million. Diluted earnings per share was $0.36 compared to $0.85 in the prior year period.
•Adjusted net income decreased 42.6% to $7.8 million compared to $13.5 million. Adjusted diluted earnings per share was $0.64 compared to $1.12 in the prior year period.
•Adjusted EBITDA decreased 41.7% to $8.7 million compared to $14.9 million in the prior year period.
•Net cash used in operating activities was $7.8 million compared to net cash provided by operating activities of $2.2 million in the prior year period. Cash flow in the first quarter of 2026 reflects lower net income and higher working capital timing associated with growth and bookings conversion, in addition to contingent consideration paid for the Industrial Air and Kent Island Mechanical acquisitions.
Balance Sheet
On March 31, 2026, cash and cash equivalents were $15.8 million. Current assets were $191.8 million and current liabilities were $112.4 million, representing a current ratio of 1.71x compared to 1.44x at December 31, 2025. On March 31, 2026, the Company had $32.4 million in borrowings under its revolving credit facility and $7.0 million of standby letters of credit. The Company intends to deploy free cash flow to continue to reduce its borrowings under its revolving credit facility for the remainder of the year.

2026 Guidance
The Company is reaffirming its previous guidance for FY 2026 as summarized in the table below:

Revenue	$730 million - $760 million
Adjusted EBITDA	$90 million - $94 million

Assumptions:
Total organic revenue growth(1)	4 - 8%
ODR revenue as a percentage of total revenue	75 - 80%
ODR organic revenue growth(1)	9 - 12%
Gross margin percentage	26 - 27%
SG&A expense as a percentage of total revenue	15 - 17%
Free cash flow(2)	75% of Adjusted EBITDA
(1) The Company discloses organic revenue and organic revenue growth, which are non-GAAP financial measures, to provide investors with insight into the performance of the Company's existing operations, excluding the impact of acquisitions. These measures are not defined under GAAP and should not be considered as an alternative to total revenue growth or segment-related revenue growth as determined in accordance with GAAP. Refer to additional information at the end of this release regarding certain non-GAAP supplemental revenue disclosures.
(2) Free cash flow is defined as cash flow from operating activities excluding changes in working capital minus capital expenditures (excluding investment in rental equipment).
With respect to projected 2026 Adjusted EBITDA guidance and Adjusted EBITDA Margin (and the assumptions underlying those projections), a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA (and components that go into the calculation of Adjusted EBITDA). The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results.
Conference Call Details

Date:	Wednesday, May 6, 2026
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	+1 (201) 689-8451
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=lpYdHKl3. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solutions firm that designs, delivers, and maintains mechanical (heating, ventilation, and air conditioning), electrical, plumbing, and controls (“MEPC”) systems that support life’s most important moments. We partner with building owners and operators of mission-critical facilities across healthcare, industrial and manufacturing, data centers, life sciences, higher education, and cultural and entertainment markets. With approximately 1,600 team members across 21 offices throughout the Eastern and Midwestern regions of the United States, we strive to be an indispensable partner by combining our national capabilities with strong local execution and talent to deliver proactive, safe, and reliable solutions for complex facilities. Operating on a connected platform, we integrate engineering expertise with field execution to provide customized MEPC infrastructure solutions that address both operational and capital project needs, optimizing performance, enhancing reliability, and ensuring long-term safety.

Additional Information
Investors and others should note that Limbach announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission (the “SEC”) filings, press releases, public conference calls/videos, and webcasts. Limbach uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s services and other Company information. It is possible that the information that Limbach posts on social media could be deemed to be material information. Therefore, Limbach encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Limbach’s investor relations website.
Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, projected EBITDA production from possible acquisitions, bookings, projected full year 2026 organic ODR and/or organic revenue growth, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units and the Company’s business being negatively affected by the health crises or outbreaks of diseases, such as epidemics or pandemics (and related impacts, such as supply chain disruptions). These statements also may include our assumptions related to our 2026 guidance of full year revenue and Adjusted EBITDA. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. There may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.
Investor Relations
Financial Profiles, Inc.
Lisa Fortuna
LMB-IR@limbachinc.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share data)	2026	2025
Revenue	$138,859	$133,108
Cost of revenue	107,689	96,389
Gross profit	31,170	36,719
Operating expenses:
Selling, general and administrative	28,114	26,518
Acquisition-related retention expense and contingent consideration	149	427
Amortization of intangibles	1,774	1,863
Total operating expenses	30,037	28,808
Operating income	1,133	7,911
Other (expenses) income:
Interest expense	(701)	(526)
Interest income	15	370
Gain on disposition of property and equipment	238	333
Gain (loss) on change in fair value of interest rate swap	38	(97)
Total other (expense) income	(410)	80
Income before income taxes	723	7,991
Income tax benefit	(3,657)	(2,223)
Net income	$4,380	$10,214

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.37	$0.89
Diluted	$0.36	$0.85
Weighted average number of shares outstanding:
Basic	11,759,399	11,419,455
Diluted	12,067,589	12,051,678

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	March 31, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$15,766	$11,345
Restricted cash	65	65
Accounts receivable (net of allowance for credit losses of $396 at both period ends)	120,506	133,205
Contract assets, net	46,485	45,467
Other current assets	8,937	4,967
Total current assets	191,759	195,049

Property and equipment, net	40,975	43,309
Intangible assets, net	47,442	49,187
Goodwill	70,668	70,600
Operating lease right-of-use assets	19,252	19,792
Deferred tax asset	6,574	2,917
Other assets	302	276
Total assets	$376,972	$381,130

LIABILITIES
Current liabilities:
Current portion of long-term debt	$4,906	$5,031
Current operating lease liabilities	4,598	4,379
Accounts payable, including retainage	62,127	74,172
Contract liabilities, net	18,060	20,936
Accrued income taxes	1,152	1,152
Accrued expenses and other current liabilities	21,532	29,416
Total current liabilities	112,375	135,086
Long-term debt	51,743	30,536
Long-term operating lease liabilities	15,224	15,925
Other long-term liabilities	1,295	3,922
Total liabilities	180,637	185,469

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 12,100,719 and 11,806,466, respectively, and 11,921,067 and 11,626,814 outstanding, respectively	1	1
Additional paid-in capital	93,629	97,335
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	104,705	100,325
Total stockholders’ equity	196,335	195,661
Total liabilities and stockholders’ equity	$376,972	$381,130

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended March 31,
(in thousands)	2026	2025
Cash flows from operating activities:
Net income	$4,380	$10,214
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	4,417	4,072
Provision for credit losses	116	77
Non-cash stock-based compensation expense	1,854	1,594
Non-cash operating lease expense	1,100	994
Amortization of debt issuance costs	16	11
Deferred income tax benefit	(3,657)	(1,881)
Gain on sale of property and equipment	(238)	(333)
Acquisition-related retention expense and contingent consideration	149	427
(Gain) loss on change in fair value of interest rate swap	(38)	97
Changes in operating assets and liabilities:
Accounts receivable	12,583	8,900
Contract assets and contract liabilities, net	(3,962)	(1,908)
Other current assets	(3,970)	(2,345)
Accounts payable, including retainage	(12,045)	(6,006)
Accrued taxes payable	—	(339)
Operating lease liabilities	(1,072)	(985)
Accrued expenses and other current liabilities	(4,248)	(9,582)
Payment of contingent consideration liability in excess of acquisition-date fair value	(2,895)	(711)
Other long-term liabilities	(300)	(55)
Net cash (used in) provided by operating activities	(7,810)	2,241
Cash flows from investing activities:
Consolidated Mechanical Transaction, measurement period adjustment	—	(14)
Proceeds from sale of property and equipment	299	319
Advances from joint ventures	1	—
Purchase of property and equipment	(407)	(2,230)
Net cash used in investing activities	(107)	(1,925)
Cash flows from financing activities:
Payments on Wintrust Revolving Loan	(32,112)	—
Proceeds from Wintrust Revolving Loan	54,492	—
Payment of contingent consideration liability up to acquisition-date fair value	(3,105)	(2,289)
Payments on finance leases	(1,264)	(851)
Proceeds from the sale of shares to cover employee taxes	5,945	6,344
Taxes paid related to net-share settlement of equity awards	(12,037)	(10,684)
Proceeds from contributions to Employee Stock Purchase Plan	419	324
Net cash provided by (used in) financing activities	12,338	(7,156)
Increase (decrease) in cash, cash equivalents and restricted cash	4,421	(6,840)

Cash, cash equivalents and restricted cash, beginning of period	11,410	44,995
Cash, cash equivalents and restricted cash, end of period	$15,831	$38,155
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Kent Island Transaction, measurement period adjustment	$—	$(94)
Right of use assets obtained in exchange for new operating lease liabilities	589	—
Right of use assets obtained in exchange for new finance lease liabilities	—	1,318
Right of use assets disposed or adjusted modifying finance lease liabilities	9	—
Interest paid	689	526
Cash paid for income taxes	$—	$—

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended March 31,				Increase/(Decrease)
(in thousands, except for percentages)	2026		2025		$	%
Statement of Operations Data:
Revenue:
ODR	$99,811	71.9%	$90,393	67.9%	$9,418	10.4%
GCR	39,048	28.1%	42,715	32.1%	(3,667)	(8.6)%
Total revenue	138,859	100.0%	133,108	100.0%	5,751	4.3%

Gross profit:
ODR(1)	22,984	23.0%	26,161	28.9%	(3,177)	(12.1)%
GCR(2)	8,186	21.0%	10,558	24.7%	(2,372)	(22.5)%
Total gross profit	31,170	22.4%	36,719	27.6%	(5,549)	(15.1)%

Selling, general and administrative(3)	28,114	20.2%	26,518	19.9%	1,596	6.0%
Acquisition-related retention expense and contingent consideration	149	0.1%	427	0.3%	(278)	(65.1)%
Amortization of intangibles	1,774	1.3%	1,863	1.4%	(89)	(4.8)%
Total operating income	$1,133	0.8%	$7,911	5.9%	$(6,778)	(85.7)%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $1.9 million and $1.6 million of non-cash stock-based compensation expense for the three months ended March 31, 2026 and 2025, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share, which are non-GAAP financial measures.
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Our board of directors and executive management team focus on Adjusted EBITDA and Adjusted EBITDA Margin as two of our key performance and compensation measures. Adjusted EBITDA and Adjusted EBITDA Margin assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of certain items that do not necessarily reflect our core operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service.
Adjusted Net Income and Adjusted Diluted Earnings per Share
We define Adjusted Net Income as net income, adjusted to exclude certain items that do not reflect our core operating performance, such as amortization of intangible assets, stock-based compensation, restructuring charges, the change in fair value of contingent consideration, acquisition and other transaction costs and the net tax effect of reconciling items, as further adjusted to eliminate the impact of, when applicable, other non-cash or expenses that are unusual or non-recurring. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted average diluted shares outstanding. We believe Adjusted Net Income and Adjusted Diluted Earnings per Share are useful to investors as we use these metrics to assist with strategic decision making, forecasting future results, and evaluating current performance.
We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share. Our calculations of these non-GAAP measures, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA and net income to Adjusted Net Income, the most comparable GAAP measures, are provided below.
Backlog and Bookings
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.
Bookings (we also refer to bookings in certain instances as sales booked) represent the total contract value agreed upon when a customer commits to services. We believe bookings provide an indication of trends in our operating results, including potential cash flows, that are not necessarily reflected in our revenue because we recognize revenue in accordance with ASC 606 – Revenue from Contracts with Customers, which is different from how we present bookings. See Note 4 – Revenue from Contracts with Customers within our Form 10-Q for the Quarter ended March 31, 2026, for additional discussion on revenue recognition. Our bookings may vary significantly quarter to quarter depending in part on the timing of the execution of our agreements with our customers. Our book-to-bill ratio is defined as bookings for the defined period divided by revenue for the defined period. Measuring bookings involves the use of estimates and judgments and there are no independent standards or requirements governing the calculation of bookings. The extent and timing of conversion of bookings to revenue may be impacted by, among other factors, the types of services sold, agreement duration, the pace of customer spending, actual volumes of services delivered as compared to the volumes anticipated at the time of sale, and agreement modifications, including terminations, over the lifetime of agreements. Some of our arrangements are terminable by the customer. We do not update our bookings for subsequent terminations. Information regarding our bookings is not comparable to, nor should it be substituted for, an analysis of our reported revenue. However, management believes that it is a key indicator of potential future business and provides a useful indicator of the volume of our business over time as a key metric.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Three Months Ended March 31,
(in thousands)	2026	2025
Net income	$4,380	$10,214

Adjustments:
Depreciation and amortization	4,417	4,072
Interest expense	701	526
Interest income	(15)	(370)
Stock-based compensation expense	2,639	2,012
Change in fair value of interest rate swap	(38)	97
Income tax benefit	(3,657)	(2,223)
Acquisition and other transaction costs	—	50
Acquisition-related retention expense and contingent consideration	149	427
Restructuring costs(1)	94	67
Adjusted EBITDA	$8,670	$14,872

Revenue	$138,859	$133,108
Adjusted EBITDA Margin	6.2%	11.2%
(1)For the three months ended March 31, 2026 and 2025, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.
Reconciliation to Adjusted Net Income and Adjusted Diluted Earnings Per Share (unaudited)

	Three Months Ended March 31,
(in thousands, except share and per share amounts)	2026		2025
Net income and diluted earnings per share	$4,380	$0.36	$10,214	$0.85

Pre-tax Adjustments:
Amortization of acquisition-related intangible assets	1,774	0.15	1,863	0.15
Stock-based compensation expense	2,639	0.22	2,012	0.17
Change in fair value of interest rate swap	(38)	—	97	0.01
Restructuring costs(1)	94	0.01	67	0.01
Acquisition-related retention expense and contingent consideration	149	0.01	427	0.04
Acquisition and other transaction costs	—	—	50	—
Tax effect of reconciling items(2)	(1,247)	(0.10)	(1,218)	(0.10)
Adjusted net income and adjusted diluted earnings per share	$7,751	$0.64	$13,512	$1.12
Weighted average number of shares outstanding: Diluted		12,067,589		12,051,678
(1)    For the three months ended March 31, 2026 and 2025, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.
(2)    The tax effect of reconciling items was calculated using a statutory tax rate of 27%.
Supplemental Revenue Disclosures
Organic and acquisition-related revenue are not defined under GAAP and may not be comparable to similarly-titled measures used by other companies and should not be considered a substitute for revenue as determined in accordance with GAAP. Management believes these non-GAAP measures provide useful information to investors by highlighting the underlying growth trends of the Company’s existing operations, separate from the effects of recent acquisitions. Organic revenue reflects the change in revenue from the Company’s continuing operations excluding the impact of acquisitions, while acquisition-related revenue represents the incremental contribution from businesses acquired only for the twelve-month period following the date of acquisition. These measures are intended to enhance investors’ understanding of the Company’s performance and trends over time, and should be considered in conjunction with, but not as a substitute for, GAAP revenue.
The following are reconciliations of reported revenue to organic / acquisition-related revenue for the three months ended March 31, 2026, compared to revenue for the three months ended March 31, 2025:

(in thousands except for percentages)	ODR	%	GCR	%	Total Revenue	%
Revenue: Three months ended March 31, 2025	$90,393		$42,715		$133,108
Components of revenue change:
Organic revenue decline	(4,882)	(5.4)%	(12,909)	(30.2)%	(17,791)	(13.4)%
Acquisition-related revenue(1)	14,300	15.8%	9,242	21.6%	23,542	17.7%
Revenue: Three months ended March 31, 2026	$99,811	10.4%	$39,048	(8.6)%	$138,859	4.3%
(1)    Acquisition-related revenue reflects revenue attributable to the July 2025 acquisition of Pioneer Power.